                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.      )*
                                           -----


                            ON COMMAND CORPORATION
         -------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $.01 par value
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  6821160106
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 3 Pages


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  CUSIP NO. 6821160106                  13G                PAGE 2 OF 3 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      HILTON HOTELS CORPORATION

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      DELAWARE

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                          SOLE VOTING POWER
                     5
     NUMBER OF            2,333,346

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,333,346

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,486,132

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.3% (based on latest Issuer filing)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 3 pages
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                                                                         Page 3
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  Schedule 13G
                   Under the Securities Exchange Act of 1934


Fee enclosed [_] or Amendment No. 3

Item 1(a) Name of Issuer:
          ON COMMAND CORPORATION

Item 1(b) Address of Issuer's Principal Executive Offices:
          6331 SAN IGNACIO AVENUE, SAN JOSE, CA 95119

Item 2(a) Name of Person(s) Filing:
          HILTON HOTELS CORPORATION


Item 2(b) Address of Principal Business Office:
          9336 CIVIC CENTER DRIVE, BEVERLY HILLS, CA 90210


Item 2(c) Citizenship:   DELAWARE

Item 2(d) Title of Class of Securities:  COMMON STOCK

Item 2(e) CUSIP Number:  682160106

Item 3    The person(s) filing is(are):

          (a)  [_]  Broker or dealer registered under Section 15 of the Act,
                     NOT APPLICABLE
          (b)  [_]  Bank as defined in Section 3(a)(6) of the Act,
                     NOT APPLICABLE
          (c)  [_]  Insurance Company as defined in Section 3(a)(19) of the Act,
                     NOT APPLICABLE
          (d) [_] Investment Company registered under Section 8 of the Investment Company Act,
                     NOT APPLICABLE
          (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,
                     NOT APPLICABLE
          (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),
                     NOT APPLICABLE
          (g)  [_]  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)
                    (G); see Item 7,
                     NOT APPLICABLE
          (h)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).
                     NOT APPLICABLE

Item 4    Ownership

          (a) Amount Beneficially Owned:
              2,486,132

          (b) Percent of Class:  8.3% (based on latest Issuer filing)

          (c) Number of shares as to which such person has:

              i)   sole power to vote or to direct the vote
                   2,333,346

              ii)  shared power to vote or to direct the vote
                   NONE

              iii) sole power to dispose or to direct the disposition of
                   2,333,346

              iv) shared power to dispose or to direct the disposition of NONE

Item 5    Ownership of 5% or Less of a Class:  NOT APPLICABLE

Item 6    Ownership of More than 5% on Behalf of Another Person:  NOT APPLICABLE

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          NOT APPLICABLE

Item 8    Identification and Classification of Members of the Group:
          NOT APPLICABLE

Item 9    Notice of Dissolution of the Group:  NOT APPLICABLE

Item 10   Certification

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

          Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  MARCH 6, 1998


Signature:   /s/ Cheryl L. Marsh
             ----------------------------------------------

Name/Title:  VICE PRESIDENT and CORPORATE SECRETARY
             ----------------------------------------------